EXHIBIT 99.1

Qumu Closes Public Offering of Common Stock,

Repays Term Debt in Full

Minneapolis, MN – November 13, 2019 – Qumu (NASDAQ: QUMU), the leading provider of best-in-class video technology for the enterprise, announced that on November 12, 2019 it closed on its previously announced underwritten public offering of 3,652,000 shares of its common stock. Craig-Hallum Capital Group acted as the sole managing underwriter for the offering. The net proceeds to Qumu from the offering were approximately $8.2 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the company.

Also on November 12, 2019, Qumu used approximately $4.8 million of the net proceeds from the offering to repay all outstanding amounts under its term loan credit agreement with ESW Holdings, Inc. and the term loan credit agreement was terminated. The remaining net proceeds from the offering will be used for working capital and general corporate purposes.

“With this financing completed and the term loan repaid, we are in a strong financial position and ready to put our additional capital to work to support our plan for future growth,” said Vern Hanzlik, President and CEO of Qumu. “Our expanded sales pipeline and building operational momentum, when combined with continued execution against our growth strategy, should translate to accelerated growth and market share gains in years ahead.”

About Qumu

Qumu Corporation (Nasdaq: QUMU) is the leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. Backed by the most trusted and experienced team in the industry, the Qumu platform enables global organizations to drive employee engagement, increase access to video, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements regarding, but not limited to, the expected uses of the proceeds from the offering. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements involve risks and uncertainties that could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Qumu’s operations, markets, products and services. Qumu identifies the principal risks and uncertainties that impact its performance in its public reports filed with the SEC, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” sections of Qumu’s most recent Annual Report on Form 10-K, as may be supplemented or amended by Qumu’s subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and Qumu assumes no obligation to update any forward-looking statements.

Company Contact:

Dave Ristow

Chief Financial Officer

Qumu Corporation

Dave.Ristow@qumu.com

+1.612.638.9045

Investor Contact:

Matt Glover or Tom Colton

Gateway Investor Relations

QUMU@gatewayir.com

+1.949.574.3860

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